Cash Systems, Inc. Terminates Agreement With Equitex, Inc.

MINNEAPOLIS, December 4, 2003. Cash Systems, Inc. (OTC Bulletin Board: CSHS) today announced that they have sent Equitex, Inc. and Chex Services, Inc. an official notice of termination of the definitive agreement the companies signed on July 23, 2003, regarding the acquisition of Chex Services by the Company. The notice of termination follows Equitex's decision to accept a competing offer.

The Company believes Equitex's acceptance of the competing offer breached the Company's rights under the definitive agreement. The Company has also commenced a lawsuit against Equitex and Chex Services in the District Court of Hennepin County, Minnesota.